Exhibit 99.1

Press Release

INTERACTIVE DATA REPORTS FIRST-QUARTER 2008 RESULTS

First-Quarter 2008 Revenue Grew 11.8% and

Income from Operations Increased 26.1%;

Company Reaffirms 2008 Outlook

BEDFORD, Mass – April 24, 2008 – Interactive Data Corporation (NYSE: IDC) today reported its financial results for the first quarter ended March 31, 2008. Interactive Data’s first-quarter 2008 revenue increased 11.8% to $181.7 million from $162.5 million in the first quarter of 2007. Net income for the first quarter of 2008 was $32.3 million, or $0.33 per diluted share, a 26.1% increase over net income of $25.6 million, or $0.27 per diluted share, in the first quarter of 2007.

“Interactive Data produced strong first-quarter 2008 results,” stated Stuart Clark, president and chief executive officer. “As expected, our revenue growth this quarter was primarily driven by the excellent performances of our two largest institutionally oriented businesses, Pricing and Reference Data, and Real-Time Services. Overall, our organic quarterly revenue growth of 8.7%, combined with prudent management of our business and the positive impact of certain one-time items, contributed to a 26.1% increase in both income from operations and net income.”

“Our organic revenue growth rate this quarter largely reflects our success in winning business from existing and new institutional customers throughout the second half of last year and into 2008,” Clark continued. “New sales levels for our evaluations, reference data, real-time datafeeds and managed solutions were healthy on a global basis during the first quarter of 2008 and renewal rates across our institutional businesses remained at approximately 95%. While we are pleased with the growth generated by our largest businesses, we also continued to implement plans and pursue opportunities that we believe will help reignite growth in our other businesses while bringing them closer to the core of our Company.”

Andrew Hajducky, Interactive Data’s executive vice president and chief financial officer, commented, “Our Company performed well in the first quarter of 2008, which helped produce another favorable quarter of net cash from operations. During the quarter, we returned $74.5 million to shareholders through the special dividend, regular quarterly dividend and stock buyback program and ended the quarter with $247.2 million in cash, cash equivalents and marketable securities. Our strong cash position and lack of debt enables us to consider a number of investment opportunities to further expand the business globally.”

Clark concluded, “Although there is some uncertainty arising from the current economic environment, we believe that our offerings remain relevant and appealing. Many of our services address workflow-sensitive applications in areas such as valuation and regulatory compliance, which require ongoing investment by customers. In addition, we are engaging our customers with a broader range of high-value services that take advantage of the content, capabilities and talents across our global organization. Moving forward, we plan to continue carefully managing our business in light of the current market dynamics even as we begin to phase in investments over the remainder of 2008 that are designed to help us respond to evolving customer needs and emerging growth opportunities within our target markets.”

Other First-Quarter 2008 and Recent Financial and Operating Highlights

Effects of Foreign Exchange:

•

Interactive Data’s first-quarter 2008 revenue was positively impacted by $2.8 million due to the effects of foreign exchange. First-quarter 2008 revenue before the effects of foreign exchange grew by $16.4 million, or 10.1%, over the comparable period in 2007. Total costs and expenses in the first quarter of 2008 were negatively impacted by $2.5 million due to the effects of foreign exchange. First-quarter 2008 total costs and expenses before the effects of foreign exchange increased by $6.6 million, or 5.3%, over the first quarter of 2007.

Revenue by Geography:

•

Interactive Data’s total first-quarter 2008 revenue in North America grew 9.1% to $126.7 million from $116.1 million in the same period last year primarily due to sustained adoption by institutional customers of core offerings within the Pricing and Reference Data, and Real-Time Services businesses. The Company’s revenue in Europe increased 18.5% to $50.8 million in the first quarter of 2008 from $42.8 million in the comparable period one year ago (or increased by 13.0% before the effects of foreign exchange). Interactive Data’s growth in Europe was driven by strong demand for fixed income evaluations and real-time datafeed services, as well as continued expansion of the Company’s managed solutions business. Interactive Data’s Asia-Pacific revenue of $4.3 million in the first quarter of 2008 was up 18.4% from $3.6 million in the first quarter of 2007 (or increased by 6.6% before the effects of foreign exchange) on the strength of increased sales within the Pricing and Reference Data business in Australia.

•

A table summarizing revenue by geography, including the impact of foreign exchange and each major geographic region as a percentage of total revenue, has been included in tables on page 11 of this press release.

Institutional Services Segment:

•

Interactive Data Pricing and Reference Data reported first-quarter 2008 revenue of $113.8 million, a 13.8% increase over the prior year’s first quarter (or an increase of 12.9% before the effects of foreign exchange). Excluding the $2.3 million contribution from the Xcitek market data business that was acquired in May 2007, intercompany eliminations resulting from the Xcitek acquisition and the effects of foreign exchange, first-quarter 2008 revenue increased 10.7% over the same period last year. Revenue growth for this business in the first quarter of 2008 primarily reflects new evaluations and reference data business with existing customers in both North America and Europe. Recent highlights for this business included expanded coverage of its interest rate swap valuation service by adding independent valuations of fixed-for-floating interest rate swaps in Australian Dollars and Japanese Yen, in addition to its existing coverage of swaps in British Pounds, Euros, Swiss Francs and U.S. Dollars.

•

Interactive Data Real-Time Services generated first-quarter 2008 revenue of $38.0 million, an increase of 17.1% over the same quarter last year (or an increase of 11.3% before the effects of foreign exchange). The increase primarily reflects sustained global expansion of the real-time datafeeds business and the strong growth of the Managed Solutions business in North America. Last week, Interactive Data announced that Jay Kilberg was appointed managing director of its Real-Time Services business.

•

Interactive Data Fixed Income Analytics reported revenue for the first quarter of 2008 of $8.1 million, which was essentially unchanged from last year’s first quarter. New sales and one-time consulting project revenue were offset by the impact of cancellations primarily caused by client consolidation activities.

Active Trader Services Segment:

•

eSignal’s first-quarter 2008 revenue of $21.8 million declined 0.8% from the same quarter last year (or a decrease of 1.2% before the effects of foreign exchange). eSignal ended the first quarter of 2008 with nearly 63,400 direct subscription terminals, up 1.8% from the same period one year ago. Higher revenue related to the growth in eSignal’s direct subscriber base was more than offset by lower advertising and seminar revenue.

Cash Position, Stock Buyback Activities, and Quarterly Cash Dividend:

•

As of March 31, 2008, Interactive Data had no outstanding debt and had cash, cash equivalents and marketable securities of $247.2 million. During the first quarter of 2008, Interactive Data spent $13.2 million to repurchase 456,000 shares of common stock at an average purchase price of $28.98 per share as part of its existing stock buyback program. Entering the second quarter of 2008, more than 2.3 million shares remained available for repurchase under the existing stock buyback program. During the first quarter of 2008, Interactive Data paid $47.2 million to stockholders in connection with its special dividend of $0.50 per share and $14.1 million in connection with its regular quarterly dividend of $0.15 per share to stockholders. The regular quarterly dividend paid in the first quarter of 2008 represents the fifth consecutive quarterly dividend and a 20% increase over the prior year’s quarterly dividend of $0.125 per share. Both the special dividend and regular quarterly dividend paid during the first quarter of 2008 were declared in December 2007.

2008 Outlook

•	Our outlook for 2008 is unchanged from the prior guidance issued in February 2008 and is as follows:

o	2008 revenue growth over 2007 on a percentage basis is expected to be in the range of 7% to 9%.

o	Income from operations is expected to grow in the range of 9% to 11%.

o	Our 2008 effective tax rate is expected to be in the range of 36% to 38%.

o	As a result of the anticipated increase in the 2008 effective tax rate over the 2007 effective tax rate, net income growth in 2008 on a percentage basis is expected to be in the range of 3% to 6%.

o	Capital expenditures in 2008 are expected to be in the range of $45 million to $47 million with investments mainly focused on scaling the Company’s real-time datafeed and managed solutions infrastructures.

Conference Call Information

Interactive Data Corporation’s management will conduct a conference call on Thursday, April 24, 2008 at 11:00 a.m. Eastern Time to discuss the first-quarter 2008 results, related financial and statistical information, and additional business matters. The dial-in number for the conference call is (706) 679-4631 and the related access code is 41480686. A live webcast of the conference call, along with related slides, will be broadcast on the investor relations section of the Company’s Web site at www.interactivedata.com and through www.streetevents.com. To listen, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will be available from April 24 at 2:00 p.m. until Thursday, May 8, 2008 at 2:00 p.m., and it can be accessed by dialing (706) 645-9291 or (800) 642-1687, using access code 41480686. A replay of the call, the related slides and other financial and statistical information presented on the conference call will also be available on the investor relations section of the Company’s Web site at www.interactivedata.com after the call is completed. The information on the Company’s Web site is not incorporated by reference into this press release.

Non-GAAP Information

In an effort to provide investors with additional information regarding our results on a generally accepted accounting principles (GAAP) basis, we also disclose the following non-GAAP information, which management believes provides the following useful information to investors:

•

Management refers to growth rates at constant foreign currency exchange rates so that business results can be viewed without the impact of changing foreign currency exchange rates, thereby facilitating period-to-period comparisons of our underlying business. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the growth at constant currency rates will be higher or lower than growth reported at actual exchange rates.

•

Management includes information regarding organic revenue growth, which excludes the contribution of businesses recently acquired, related intercompany eliminations and the effects of foreign currency exchange rates because management believes that facilitating period-to-period comparisons of our organic revenue growth on a constant dollar basis better reflects actual trends. As part of determining organic growth, management refers to revenue for our Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal businesses. Management uses such information for evaluating its business, and for forecasting and planning purposes. In addition, since we have historically reported revenue for these businesses to the investment community as part of our reports on Form 10-K and Form 10-Q, we believe that continuing to offer such information provides consistency in our financial reporting.

•

Management includes information regarding core total costs and expenses which excludes total costs and expenses associated with businesses recently acquired, and the effects of foreign exchange because management believes changes in our core total costs and expenses on a constant dollar basis better reflect actual trends in the core businesses.

•

Management includes information regarding core operating profit, which excludes revenue and costs and expenses associated with recently acquired businesses, intercompany eliminations and the effects of foreign exchange because management believes changes in our core operating profit on a constant dollar basis better reflect actual trends in the core businesses.

The above measures are non-GAAP financial measures and should not be considered in isolation from (and are not intended to represent an alternative measure of) revenue, total costs and expenses, earnings or cash flows provided by operating activities, each as determined in accordance with GAAP. In addition, the above measures may not be comparable to similarly titled measures reported by other companies.

Forward-looking and Cautionary Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act and laws. Forward-looking statements include all statements that are not historical statements and include our statements discussing our goals, beliefs, strategies, objectives, plans, future financial conditions, results of operations and cash flows or projections, our statements about accelerating innovation, strengthening and expanding strategic customer relationships, and responding decisively to emerging market opportunities, as well as our statements appearing under the heading “Outlook.” These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to: (i) the presence of competitors with greater financial resources than ours and their strategic response to our services and offerings; (ii) the impact of cost-cutting pressures across the industries we serve; (iii) a decline in activity levels in the securities markets; (iv) the possibility of a prolonged outage or other major unexpected operational difficulty at any of our key facilities; (v) our ability to maintain relationships with our key suppliers and providers of market data; (vi) our ability to maintain our relationships with service bureaus and custodian banks; (vii) consolidation of financial services companies, both within an industry and across industries; (viii) new offerings by competitors or new technologies that could cause our offerings or services to become less competitive or obsolete, or we may not be able to develop new or enhanced services or offerings; (ix) our ability to negotiate and enter into strategic acquisitions or alliances on favorable terms, if at all; (x) our ability to realize the anticipated benefits from any strategic acquisitions or alliances that we enter into; (xi) we are subject to regulatory oversight and we provide services to financial institutions that are subject to significant regulatory oversight, and any investigation of us or our customers relating to our services could be expensive, time consuming and harm our reputation; (xii) new legislation of changes in government or quasi-government rules, regulations, directives or standards may reduce demand for our service or increase our expenses; (xiii) certain of our subsidiaries are subject to complex regulations and licensing requirements; (xiv) the risks of doing business internationally; (xv) our ability to attract and retain key personnel; and (xvi) the ability of our majority shareholder to exert influence over our affairs, including the ability to approve or disapprove any corporate actions submitted to a vote of our stockholders; and other factors identified in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. We undertake no obligation to update these forward-looking statements.

About Interactive Data Corporation

Interactive Data Corporation (NYSE: IDC) is a leading global provider of financial market data, analytics and related services to financial institutions, active traders and individual investors. The Company’s businesses supply real-time market data, time-sensitive pricing, evaluations and reference data for millions of securities traded around the world, including hard-to-value instruments. Many of the world’s best-known financial service and software companies subscribe to the Company’s services in support of their trading, analysis, portfolio management and valuation activities. Through its businesses, Interactive Data Pricing and Reference Data, Interactive Data Real-Time Services, Interactive Data Fixed Income Analytics, and eSignal, the Company has approximately 2,300 employees in offices located throughout North America, Europe, Asia and Australia. The Company is headquartered in Bedford, Mass. Pearson plc (NYSE: PSO; LSE: PSON), an international media company, whose businesses include the Financial Times Group, Pearson Education, and the Penguin Group, is Interactive Data Corporation’s majority stockholder.

For more information about Interactive Data Corporation and its businesses, please visit www.interactivedata.com.

COMPANY CONTACTS
Investors: Andrew Kramer Director of Investor Relations 781-687-8306 andrew.kramer@interactivedata.com	Media: John Coffey Director, Corporate and Marketing Communications 781-687-8148 john.coffey@interactivedata.com

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands except per share data)

	Three Months Ended March 31,
	2008	2007	Change
REVENUE	$181,711	$162,535	11.8%

COSTS & EXPENSES
Cost of services	60,191	54,494	10.5%
Selling, general & administrative	59,221	57,059	3.8%
Depreciation	6,505	5,703	14.1%
Amortization	6,854	6,467	6.0%

Total costs & expenses	132,771	123,723	7.3%

INCOME FROM OPERATIONS	48,940	38,812	26.1%
Other income, net	2,349	1,865	26.0%

INCOME BEFORE INCOME TAXES	51,289	40,677	26.1%
Income tax expense	18,991	15,058	26.1%

NET INCOME	$32,298	$25,619	26.1%

NET INCOME PER SHARE:
Basic	$0.34	$0.27	25.9%
Diluted	$0.33	$0.27	22.2%
Cash dividends declared per common share*	$—	$0.125	—

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	94,270	93,522	0.8%
Diluted	97,352	96,253	1.1%

* During the first quarter of 2008, Interactive Data paid a special dividend of $0.50 per common share and a regular dividend of $0.15 per common share. Both dividends were declared in December 2007.

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2008	December 31, 2007
	Unaudited
ASSETS

Current Assets:
Cash and cash equivalents	$190,260	$205,470
Marketable securities	56,966	73,465
Accounts receivable, net	118,708	112,432
Prepaid expenses and other current assets	18,405	18,523
Deferred income taxes	5,335	5,276

Total current assets	389,674	415,166

Property and equipment, net	94,548	93,832
Goodwill	558,082	554,842
Other intangible assets, net	155,897	159,869
Other assets	4,401	4,517

Total Assets	$1,202,602	$1,228,226

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable, trade	$21,370	$24,405
Accrued liabilities	72,828	84,706
Payable to affiliates	117	732
Income taxes payable	25,609	16,065
Deferred revenue	36,881	30,524
Dividends payable	—	61,331

Total current liabilities	156,805	217,763

Income taxes payable	8,071	7,667
Deferred tax liabilities	29,911	29,785
Other liabilities	9,490	9,487

Total Liabilities	204,277	264,702

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1,018	1,015
Additional paid-in capital	950,493	941,265

Treasury stock, at cost	(150,722)	(137,506)
Accumulated earnings	145,585	113,595
Accumulated other comprehensive income	51,951	45,155

Total Stockholders’ Equity	998,325	963,524

Total Liabilities and Stockholders’ Equity	$1,202,602	$1,228,226

INTERACTIVE DATA CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended March 31, (Unaudited)
	2008	2007
Cash flows provided by (used in) operating activities:
Net income	$32,298	$25,619
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,359	12,170
Excess tax benefits from stock based compensation	(424)	(541)
Deferred income taxes	(590)	(895)
Amortization of discounts and premiums on marketable securities, net	167	111
Stock-based compensation	3,473	3,557
Provision for doubtful accounts and sales credits	39	949
Loss on disposition of fixed assets	7	—
Changes in operating assets and liabilities, net	(5,941)	(2,891)

NET CASH PROVIDED BY OPERATING ACTIVITIES	42,388	38,079

Cash flows provided by (used in) investing activities:
Purchase of fixed assets	(6,902)	(4,941)
Purchase and maturities of marketable securities, net	16,366	17

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	9,464	(4,924)

Cash flows provided by (used in) financing activities:
Purchase of treasury stock	(13,216)	(5,860)
Proceeds from exercise of stock options and employee stock purchase plan	4,735	8,146
Common stock cash dividends paid	(61,325)	(11,706)
Excess tax benefits from stock based compensation	424	541

NET CASH USED IN FINANCING ACTIVITIES	(69,382)	(8,879)

Effect of exchange rate on cash	2,320	360

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(15,210)	24,636
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	205,470	152,449

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$190,260	$177,085

RECONCILIATION OF NON-GAAP MEASURES

Revenue Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended March 31,
	2008	2007	Change
Revenue
Institutional Services:
Pricing and Reference Data	$113,805	$100,040	13.8%
Real-Time Services	37,979	32,423	17.1%
Fixed Income Analytics	8,105	8,082	0.3%

Institutional Services total	159,889	140,545	13.8%
Active Trader Services:
eSignal	21,822	21,990	-0.8%

Active Trader Services total	21,822	21,990	-0.8%

Total revenue	181,711	162,535	11.8%

Effects of foreign exchange
Institutional Services:
Pricing and Reference Data	(835)	—	—
Real-Time Services	(1,879)	—	—
Fixed Income Analytics	(1)	—	—

Institutional Services total	(2,715)		—
Active Trader Services:
eSignal	(86)	—	—

Active Trader Services total	(86)	—	—

Total effects of foreign exchange	(2,801)	—	—

Non-GAAP revenue before effects of foreign exchange	178,910	162,535	10.1%

Revenue – Xcitek Market Data	(2,273)	—	—

Non-GAAP revenue before effects of foreign exchange and acquisition-related revenue	176,637	162,535	8.7%

Intercompany eliminations resulting from Xcitek Market Data acquisition	—	(56)	—

Non-GAAP revenue before above factors	$176,637	$162,479	8.7%

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

Interactive Data Pricing and Reference Data Revenue

Before Effects of Foreign Exchange, Acquisition-Related Revenue

and Intercompany Eliminations Resulting from Acquisitions

(In thousands)

	Three Months Ended March 31,
	2008	2007	Change
Pricing and Reference Data Revenue	$113,805	$100,040	13.8%
Effects of foreign exchange	(835)	—

	112,970	100,040	12.9%
Revenue – Xcitek Market Data	(2,273)	—
Intercompany eliminations resulting from Xcitek Market Data acquisition	—	(56)

Non-GAAP revenue before above factors	$110,697	$99,984	10.7%

Interactive Data Real-Time Services Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended March 31,
	2008	2007	Change
Real-Time Services revenue	$37,979	$32,423	17.1%
Effects of foreign exchange	$(1,879)	$—

Non-GAAP revenue before effects of foreign exchange	$36,100	$32,423	11.3%

eSignal Revenue

Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended March 31,
	2008	2007	Change
eSignal revenue	$21,822	$21,990	-0.8%
Effects of foreign exchange	(86)	—

Non-GAAP revenue before effects of foreign exchange	$21,736	$21,990	-1.2%

RECONCILIATION OF NON-GAAP MEASURES (CONTINUED)

Revenue by Geography Before Effects of Foreign Exchange

(In thousands)

	Three Months Ended March 31,
	2008	2007	Change
Revenue by Geography
North America	$126,684	$116,105	9.1%
Europe	50,772	42,836	18.5%
Asia-Pacific	4,255	3,594	18.4%

Total revenue	$181,711	$162,535	11.8%

	Three Months Ended March 31,
	2008	2007	Change
North America	69.7%	71.4%	-1.7%
Europe	28.0%	26.4%	1.6%
Asia-Pacific	2.3%	2.2%	0.1%

Total revenue	100.0%	100.0%	0.0%

	Three Months Ended March 31,
	2008	2007	Change
Revenue—Europe	50,772	42,836	18.5%
Effects of foreign exchange	(2,377)	—	—

Non-GAAP revenue before effects of foreign exchange	$48,395	$42,836	13.0%

	Three Months Ended March 31,
	2008	2007	Change
Revenue—Asia Pacific	4,255	3,594	18.4%
Effects of foreign exchange	(424)	—	—

Non-GAAP revenue before effects of foreign exchange	$3,831	$3,594	6.6%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

Total Costs and Expenses Before Effects of Acquisition-Related

Total Costs and Expenses, and Foreign Exchange

(In thousands)

	Three Months Ended March 31,
	2008	2007	Change
Total costs & expenses	$132,771	$123,723	7.3%
Effects of foreign exchange	(2,456)	—	—

Total costs & expenses before the effects of foreign exchange	130,315	123,723	5.3%
Total costs & expenses – Xcitek Market Data	(1,392)	—	—

Non-GAAP total costs & expenses before above factors	$128,923	$123,723	4.2%

Operating Profit Before Effects of Acquisitions and Foreign Exchange

(In thousands)

	Three Months Ended March 31,
	2008	2007	Change
Non-GAAP revenue before above factors	$176,637	$162,479	8.7%
Non-GAAP total costs and expenses before above factors	128,923	123,723	4.2%

Non-GAAP operating profit from core businesses	$47,714	$38,756	23.1%